EXECUTION COPY

EMPLOYMENT AGREEMENT

This Employment Agreement (this "Agreement") is made the 23rd day of February, 2004, to be effective as indicated herein, by and between Steiner Leisure Limited, a Bahamas international business company (the "Company"), and Glenn Fusfield ("Employee").

W I T N E S S E T H:

WHEREAS, the Company and Employee are parties to an Amended and Restated Employment Agreement dated May 14, 2003 (the "Prior Agreement");

WHEREAS, the Prior Agreement by its terms expires on December 31, 2003; and

WHEREAS, the Company and Employee desire to enter into this Agreement to provide for the terms of the services to be performed by Employee for the Company for the term hereof;

NOW THEREFORE, in consideration of the premises and mutual agreements hereinafter contained, the parties hereto agree as follows:

1.                  Employment.  The Company hereby employs Employee as Chief Operating Officer of the Company and Executive Vice President of Steiner Transocean Limited ("STO") and Employee hereby accepts such employment.  In that capacity, Employee shall serve as the senior operations officer of the (i) maritime operations of the Company's subsidiaries, including, but not limited to, all of the operations of the Company's subsidiary, STO, (ii) product procurement operations of the Company's subsidiaries, and (iii) Elemis Day Spa in Merrick Park in Coral Gables, Florida (the "Day Spa").  Employee shall have such duties and responsibilities consistent with such position as may be determined from time to time by the Board of Directors of the Company (the "Board") or the President of the Company (the "President"), including duties with respect to affiliates (as defined in Rule 405 under the Securities Act of 1933, as amended) of the Company (each, an "Affiliate").  During the term of this Agreement, Employee shall devote all his working time and effort to the conduct of his duties hereunder.  Employee shall be based at the principal offices of the Company's Steiner Management Services, LLC Affiliate, which offices currently are located in Coral Gables, Florida.  In the event of a relocation of Employee by the Company as a result of the relocation of such principal offices, the terms of Section 3(d), below, shall govern.

2.                  Term.  This Agreement is for a term commencing on January 1, 2004 and terminating on December 31, 2006, unless terminated sooner in accordance with the terms and conditions in Sections 2(b), and 5, below.

3.                  Compensation; Expense Reimbursement.

(a)                Salary; Bonus; Etc.  Except as otherwise provided herein, the Company (or any Affiliate) shall pay to Employee during the term hereof compensation as described in this Section 3(a), all of which shall be subject to such deductions as may be required by applicable law or regulation.

(i)                  Base Salary.  The Company shall pay to Employee a base salary at the rate of Two Hundred Thirty-Nine Thousand Six Hundred Sixteen Dollars (US$239,616) per year for each calendar year (a "Year") or portion thereof during the term of this Agreement, subject to annual review, and possible increase in the sole discretion of the Board, payable in bi-weekly installments (the "Base Salary").

(ii)                Incentive Bonus.  Employee is eligible to receive a bonus each year during the term hereof as described in this Section 3(a)(ii) (the "Incentive Bonus").  The Incentive Bonus shall consist of four components.  The first component of the Incentive Bonus is as follows.  In the event that, for any Year during the term hereof, the Company shall have met seventy-five percent (75%) of the Net Earnings (as defined below) for the Company as set forth in a budget for that Year ("Budgeted Net Earnings"), which budget (or a summary version thereof) shall have been approved for the purpose of the compensation payable for that Year hereunder by the Compensation Committee of the Board (the "Budget"), then Employee shall be entitled to receive an amount equal to 0.0375 times the Base Salary then in effect for the Year in question.  In the event that, for any Year during the term hereof, the Company exceeds seventy-five percent (75%) of Budgeted Net Earnings for such Year, then, for each one percent (1%) increase over seventy-five percent (75%) up to one hundred twenty-five percent (125%) of Budgeted Net Earnings for that Year, Employee shall be entitled to receive an additional amount equal to 0.0015 times the Base Salary then in effect for the Year in question, and for each one percent (1%) increase over one hundred twenty-five percent (125%) of Budgeted Net Earnings for that Year, Employee shall be entitled to receive an additional amount equal to 0.00075 times the Base Salary then in effect for the Year in question.

The second component of the Incentive Bonus is as follows.  In the event that for any Year during the term hereof, the Maritime Division of the Company (i.e., cruise ship operations) achieves income from operations ("Maritime Income"), after taking into account bonuses earned by or paid to, as the case may be, all employees of the Maritime Division, in an amount equal to seventy-five percent (75%) of the amount budgeted as Maritime Division Income from Operations in the Budget ("Budgeted Maritime Income"), after taking into account bonuses earned by or paid to, as the case may be, all employees of the Maritime Division, for the Year in question, then, Employee shall be entitled to receive an amount equal to 0.1375 times the Base Salary then in effect for the Year in question.  In the event that for any Year during the term hereof, the Maritime Income exceeds seventy-five percent (75%) of the Budgeted Maritime Income for such Year, then, for each one percentage (1%) of such increase over seventy-five percent (75%) up to one hundred twenty-five percent (125%) of Budgeted Maritime Income for that Year, Employee shall be entitled to receive an additional amount equal to 0.0055 times the Base Salary then in effect for the Year in question, and for each one percent (1%) increase over one hundred twenty-five percent (125%) of Budgeted Maritime Income for that Year, Employee shall be entitled to receive an amount equal to 0.00275 times the Base Salary then in effect for the year in question.

The third component of the Incentive Bonus shall be based upon five (5) management business objectives for each Year during the term hereof reasonably established by the President and identified to Employee not later than sixty (60) days after the commencement of that Year, except that for the first year hereunder, the objectives shall be established no later than 75 days after the commencement of the Year (collectively, the "MBOs").  For each of the MBOs that are met in full during the Year, then Employee shall be entitled to receive an amount equal to 0.025 times the Base Salary then in effect for the Year in question.

The fourth component of the Incentive Bonus shall be as follows.  In the event that for any Year during the term hereof, the Net Earnings of the Day Spa ("Spa Earnings"), shall equal seventy-five percent (75%) of the amount budgeted as the Spa Net Earnings for that Year (the "Budgeted Spa Earnings"), then, Employee shall be entitled to receive an amount equal to 0.0125 times the Base Salary then in effect for the Year in question.  In the event that for any Year during the term hereof, the Spa Earnings exceeds seventy-five percent (75%) of Budgeted Spa Earnings for that Year, then, for each one percent (1%) increase over seventy-five percent (75%), up to one hundred twenty-five percent (125%) of Budgeted Spa Earnings for that Year, Employee shall be entitled to receive an additional amount equal to 0.0005 times the Base Salary then in effect for the Year in question, and for each one percent (1%) increase over one hundred twenty-five percent (125%) of Budgeted Spa Earnings for that Year, Employee shall be entitled to receive an amount equal to 0.00025 times the Base Salary then in effect for the Year in question.

The Company and the Employee hereby agree that, in the event of any adverse change(s) to the business of the Company or any of its subsidiaries that total at least $300,000 in any Year by reason of an act of God, an act of terrorism or other extraordinary events not reasonably anticipated by management, including, but not limited to, the unscheduled (1) removal from service of a ship on which the Company provide services or (2) the closing of a hotel or other venue at which the Company provide services, then (A) the President shall recommend to the Compensation Committee of the Board (the "Committee") reasonable adjustments to the Budget for purposes of the first, second and fourth components of the Incentive Bonus for the Year in which such event occurs and (B) if reasonably required to reflect the intent of the MBOs in the President's reasonable judgment, the President will prepare and present to the Committee revised MBOs with respect to the third component of the Incentive Bonus for the Year in which such event occurs.

Notwithstanding the foregoing, Employee shall not be entitled to receive any amount in excess of two and one half percent (2.5%) of the Budgeted Maritime Income pursuant to this Section 3(a)(ii) for any Year.  Any amount which Employee is entitled to receive hereunder shall be payable within sixty (60) days after the end of the Year in question.

Except as otherwise provided in Sections 5(a), 5(b), 5(d), 5(e) and 5(f) below, Employee shall only be entitled to receive an Incentive Bonus with respect to a Year if Employee is employed by the Company under this Agreement at the close of business on December 31st of that Year.

(iii)               Disability Insurance.  During each term hereof, the Company shall pay to Employee an amount per Year (and reduced proportionately for any less than full Year during which this Agreement is in effect) (the "Maximum Disability Amount") to be used by Employee toward the payment of the premium on a single disability insurance policy (a "Policy") covering Employee, upon delivery to the Company of evidence reasonably satisfactory to the Company of the purchase by Employee of a Policy with an annual premium due during such Year.  The Maximum Disability Payment shall be payable in equal installments at the times that the Base Salary is paid to Employee and shall be subject to such deductions as may be required by applicable law or regulation.

(b)               Deferred Compensation.  Employee may elect, in accordance with the provisions of any deferred compensation plan or agreement that may be entered into between, Employee and the Company (a "Deferred Plan"), to defer all or a portion of the amount of the Incentive Bonus payable to Employee.  Any and all amounts that Employee elects to defer shall be held and administered in accordance with the terms and provisions of any such Deferred Plan.

(c)                Other Benefits.  During the term hereof, the Company shall provide to Employee, in amounts and otherwise of a nature commensurate with Employee's compensation and position with the Company, all other benefits currently provided to the executive officers (as defined for purposes of the Securities Exchange Act of 1934, as amended) of the Company, as well as those which the Company may, in the future, provide to its executive officers, including, without limitation, life insurance, medical coverage, benefits under any 401(k) plan of the Company or any Affiliate (subject to rules relating to a waiting period after the commencement of employment), any contractual indemnification rights and eligibility to receive awards under share option or similar plans applicable to executive officers of the Company.  The Company also shall provide Employee with an annual allowance of Seven Thousand Dollars ($7,000) for the use by Employee in purchasing or leasing an automobile and for the payment of insurance, maintenance and other expenses in connection with such automobile.  The Company acknowledges and agrees that for services provided to the Company during the term of this Agreement, Employee will be covered to the same extent as other directors and executive officers of the Company by directors' and officers' liability insurance maintained by the Company.

(d)               Term Life Insurance.  In addition to any other benefits Employee shall be entitled to hereunder, the Company hereby agrees, at the time that this benefit is provided to other executive officers of the Company,  to reimburse Employee for the premiums associated with a term life insurance policy to be maintained by Employee on his life, up to a maximum death benefit equal to the same multiple of Base Salary as provided for other executive officers of the Company it being understood that if Employee maintains a policy with a death benefit of greater than as aforesaid, the Company shall be responsible only for that portion of the premiums for such policy up to the maximum death benefit provided for under this Section 3(d)).

(e)                Expense Reimbursement; Relocation.  The Company shall reimburse Employee for all ordinary and necessary business expenditures made by Employee in connection with, or in furtherance of, his employment hereunder upon presentation by Employee of expense statements, receipts, vouchers or such other supporting information as may from time to time be reasonably requested by the President or the Board.  In the event Employee is relocated outside of the United States, or more than fifty (50) miles from Employee's then principal place of business with the Company, then, in each case, the Company shall (i) reimburse Employee for all reasonable moving expenses necessitated by such relocation and (ii) shall make such adjustments, if any, in the compensation of Employee hereunder so that after such relocation, Employee's compensation shall be no less than Employee's compensation prior to such relocation.

4.                  Vacation.  Employee shall be entitled to (i) four (4) weeks paid vacation per Year prorated for partial Years hereunder (the "Vacation Days") and (ii) additional vacation days on each day that is a United States federal holiday.  Notwithstanding the foregoing, Employee shall not be entitled to take in excess of two (2) consecutive weeks of vacation without the prior written consent of the President.  The vacation provided for in this Section 4 shall be coextensive with, and not cumulative with, vacations allowed pursuant to any employment agreements or other arrangements with any Affiliates of the Company.  With respect to the Vacation Days not taken by Employee during a Year, the Company shall pay to Employee on or before January 30th of the following Year, an amount representing the Base Salary (at the rate in effect for the Year during which the Vacation Days were to have been taken) with respect to the Vacation Days not taken by Employee during a Year (if any, the "Vacation Payment"); provided, however, that no payment shall be made with respect to more than ten (10) Vacation Days for any one Year (prorated for partial years hereunder) and Employee may not use any unused Vacation Days in any subsequent years.  In the event that Employee's employment hereunder is terminated for any reason other than pursuant to Section 5(c), below, prior to the date set forth in Section 2, above, then, the Company shall pay to Employee within fifteen (15) days after the date of such termination an amount representing the Base Salary at the rate in effect for the Year during which such termination occurs with respect to the Vacation Days not taken by Employee during that Year, pro rated, if appropriate, through the termination date (if any, the "Other Vacation Payment").

5.                  Termination and Non-Renewal.

(a)                Death.  In the event of Employee's death during the term hereof, the Company shall have no further obligations to make payments or otherwise under this Agreement, except that the Company shall pay to Employee's estate (i) within ten (10) days after the date of Employee's death any (A) unpaid accrued Base Salary to which Employee was entitled as of the date of death and  (B) unpaid accrued Incentive Bonus to which Employee was entitled as of the date of death and (C) any amount due to Employee as of the date of death as reimbursement of expenses under Section 3(f), above and (D) any unpaid accrued Vacation Payment to which Employee was entitled as of the date of death and the Other Vacation Payment; and (ii) within sixty (60) days after the end of the Year in which Employee died, an amount equal to the Incentive Bonus, if any, that would have been payable to Employee for the Year in which Employee died determined as if had Employee been employed by the Company on the last day of that Year.

(b)               Disability.  If Employee becomes physically or mentally disabled during the term hereof so that he is unable to perform the services required of Employee pursuant to this Agreement for an aggregate of six (6) months in any twelve (12) month period (a "Disability"), the Company, at its option, may terminate Employee's employment hereunder (the date of such termination, the "Disability Date") and, thereafter, Employee shall not be deemed to be employed hereunder (except that Employee's obligations under Section 6, below, shall remain in full force and effect) and the Company shall have no further obligations to make payments or otherwise under this Agreement, except as provided in this Section 5(b).  In determining Disability under this Section 5(b), the Company shall rely upon the written opinion of the physician regularly attending Employee in determining whether a Disability is deemed to exist.  If the Company disagrees with the opinion of such physician, the Company may choose a second physician, the two (2) physicians shall choose a third physician, and the written opinion of a majority of the three (3) physicians shall be conclusive as to Employee's Disability.  The expenses associated with the utilization of any physician other than the physician regularly attending Employee shall be borne solely by the Company.  Employee hereby consents to any required medical examination and agrees to furnish any medical information requested by the Company and to waive any applicable physician/patient privilege that may arise because of such determination.  In the event of a Disability, the Company shall pay to Employee (i) within ten (10) days after the Disability Date (A) any unpaid accrued Base Salary to which Employee was entitled as of the Disability Date, and (B) any unpaid accrued Incentive Bonus to which Employee was entitled as of the Disability Date and (C) any amount due to Employee as of the Disability Date as reimbursement of expenses under Section 3(f), above; and (D) any unpaid, accrued Vacation Payment to which Employee was entitled as of the Disability Date and the Other Vacation Payment (ii) within sixty (60) days after the end of the Year in which the Disability Date occurs, an amount equal to the Incentive Bonus, if any, that would have been payable to Employee for the Year in which the Disability Date occurred determined as if had Employee been employed by the Company on the last day of that Year.  Nothing in this Agreement is intended to cause the Company to be in violation of the Americans with Disabilities Act.

(c)                For Cause by Company.  The Company may at any time during the term hereof, without any prior notice, terminate Employee's employment hereunder upon the occurrence of any of the following events: (i) a material breach by Employee of this Agreement, including, among other things, more than one failure within any six month period to perform tasks reasonably established in writing by the President to Employee as "material" within the time frame established reasonably by the President; (ii) a material violation by Employee of any lawful written policy or directive of the Company or any Affiliate applicable to Employee specifically, or to officers or employees of the Company or any Affiliate generally;(iii) Employee's excessive alcoholism or drug abuse that substantially impairs the ability of Employee to perform Employee's duties hereunder; (iv) gross negligence by the Employee in the performance of his duties under this Agreement that results in damage to the Company or any Affiliate; (v) violation by Employee of any lawful direction from the Board provided such direction is not inconsistent with Employee's duties and responsibilities to the Company or any Affiliate hereunder; (vi) fraud, embezzlement or other criminal conduct by Employee; (vii) intentional or reckless conduct by Employee that results in damage to the Company or any Affiliate, or could reasonably be expected to result in damage to the Company or any Affiliate; or (viii) the committing by Employee of an act involving moral turpitude that results in damage to the Company or any Affiliate, or could reasonably be expected to result in damage to the Company or any Affiliate.  If the Company terminates Employee's employment under this Agreement pursuant to this Section 5(c), the Company shall have no further obligations to make payments or otherwise under this Agreement, except that Employee shall be entitled to receive any (i) unpaid accrued Base Salary through the date that is thirty (30) days after the date that the Company gives written notice of such termination (the "Termination Notice") to Employee (the "Termination Notice Date"), (ii) unpaid accrued Incentive Bonus to which Employee was entitled as of the date of such termination and (iii) any amount due to Employee under this Agreement as of the date of such termination as reimbursement of expenses under Section 3(f), above, in each case within sixty (60) days after the Termination Notice Date.  Notwithstanding the foregoing, Employee shall, for all purposes, cease to be deemed to be employed by the Company as of the date of any termination of Employee pursuant to this Section 5(c), irrespective of whether written notice of termination is given on such date.

(d)               For Cause by Employee.  Employee may at any time during the term hereof, on five (5) days prior written notice, terminate this Agreement upon the occurrence of any of the following events:  (i) a material breach by the Company of this Agreement or (ii) a Change in Control (as defined below), on the terms described below.  In the event that Employee terminates this Agreement pursuant to clause (i) above, then the Company shall pay to Employee within ten (10) days after the date of such termination an amount equal to the amount Employee would be entitled to receive from the Company under Section 5(e) below as if the Employee's employment had been terminated by the Company without cause pursuant to Section 5(e), below.

For purposes of this Section 5(d), a "Change in Control" of the Company shall be deemed to occur if (i) all or substantially all of the assets of the Company are sold or otherwise disposed of or the Company is liquidated or dissolved or adopts a plan of liquidation, (ii) during any period of twelve (12) consecutive months, Present Directors and/or New Directors cease for any reason to constitute at least half of the Board (for purposes of the preceding clause, "Present Directors" shall mean individuals who, at the beginning of such consecutive 24 month period, were members of the Board and "New Directors" shall mean any director whose election by the Board or whose nomination for election by the Company's shareholders was approved by a vote of at least two-thirds of the directors then still in office who were Present Directors or New Directors); or (iii) any of the following circumstances has occurred:  (A) any transaction as a result of which a change in control of the Company would be required to be reported in response to Item 1 (a) of the Current Report on Form 8-K as in effect on the date hereof, pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not the Company is then subject to such reporting requirement, (B) any "person" or "group" within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act; (x) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of twenty percent (20%) or more of the combined voting power of then outstanding securities of the Company, or (y) acquires by proxy or otherwise the right to vote for the election of directors, for any merger or consolidation of the Company or for any other matter or question, more than 20% of the then outstanding voting securities of the Company, except that a person or group shall be deemed to be a beneficial owner of all securities that such person or group has the right to acquire regardless of whether such right is immediately exercisable or only exercisable after the passage of time or (C) any "person" or "group" within the meaning of Sections 13 (d) and 14 (d) (2) of the Exchange Act that is the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of 20% or more of the then outstanding voting securities of the Company commences soliciting proxies.

In the event of a Change in Control, this Agreement shall continue in effect until December 31, 2006 unless Employee terminates this Agreement as provided below.  In the event a Change in Control occurs on or before January 1, 2006, Employee may terminate this Agreement within six (6) months after the date of such Change in Control.  In the event a Change in Control occurs after January 1, 2006, Employee may terminate this Agreement on or before the date that is mid-way between the date of the Change in Control and December 31, 2006.  Any such termination shall be by written notice to the Board at least thirty (30) days prior to the proposed termination date; provided, however, that if the Change in Control is on or after December 1, 2006, then the aforesaid notice shall be given at any time on or after the Change in Control and prior to or on the termination date.  The period of time between the Change in Control and the date of the notice of termination referenced in the preceding sentence is referred to herein as the "Change in Control Period."  In the event that Employee so notifies the Company that he wishes to terminate this Agreement, then Employee shall be entitled to receive from the Company, within ten (10) days after the end of the Change in Control Period, the sum of (i) an amount equal to the greater of (A) Employee's Base Salary then remaining unpaid for the full remaining term of this Agreement and (B) twice his then Base Salary; (ii) any Incentive Bonus to which Employee would have been entitled for the Year in which termination occurred, prorated to the date of termination; (iii) for each Year remaining in the term of the Agreement, an amount equal to the average of the Incentive Bonus paid to him during the three (3) Years preceding the termination; (iv) any unpaid accrued Base Salary to which Employee was entitled as of the date of such termination; (v) any accrued unpaid Incentive Bonus to which Employee was entitled as of the date of such termination; (vi) any amount due to Employee as of the date of termination as reimbursement of expenses under Section 3(f), above; and (vii) any unpaid accrued Vacation Payment to which Employee was entitled as of the date of such termination and any such Other Vacation Payment.  The exercise of any rights under this paragraph would be in lieu of any rights the Employee might have under Section 5(g), below.

(e)                Without Cause By Company.  In the event that during the term hereof the Company terminates Employee's employment hereunder other than for cause pursuant to Section 5(c) above, then the Company shall pay to Employee within ten (10) days after the date of such termination (except as otherwise provided herein) (i) if such termination occurs prior to January 1, 2005, an amount equal to (A) any unpaid accrued Base Salary to which Employee was entitled as of the date of such termination, (B) twice the Base Salary then in effect as of the date of such termination, (C) any Incentive Bonus to which Employee was entitled as of the date of such termination, (D) any amount due to Employee as of the date of termination as reimbursement of expenses under Section 3(f), above, (E) an amount equal to the Incentive Bonus, if any, that would have been payable to Employee for the Year during which such termination occurred determined as of had Employee been employed by the Company at the end of that Year, payable within sixty (60) days after the end of that Year, and (F) an amount equal to the cost of Employee's health insurance provided by the Company as in effect at the time of such termination for a period of one (1) year after the date of such termination (the "Healthcare Amount"); (ii) if such termination occurs on or after January 1, 2005, but prior to January 1, 2006, an amount equal to (A) any unpaid accrued Base Salary to which Employee was entitled as of the date of such termination, (B) the Base Salary then in effect as of the date of such termination, from the date of such termination through December 31, 2006, (C) one-half of the Base Salary then in effect as of the date of such termination, (D) any unpaid accrued Incentive Bonus to which Employee was entitled as of the date of such termination, (E) any amount due to Employee as of the date of termination as reimbursement of expenses under Section 3(d), above, (F) an amount equal to the Incentive Bonus, if any, that would have been payable to Employee for the Year during which such termination occurred had Employee been employed by the Company at the end of that Year, payable within sixty (60) days after the end of that Year, and (G) the Healthcare Amount; and (iii) if such termination occurs on or after January 1, 2006, an amount equal to (A) any accrued unpaid Base Salary to which Employee was entitled as of the date of such termination, (B) the Base Salary in effect as of the date of such termination from the date of such termination through December 31, 2006, (C) the Base Salary then in effect as of the date of such termination, (D) any Incentive Bonus to which Employee was entitled as of the date of such termination, (E) any amount due to Employee as of the date of termination as reimbursement of expenses under Section 3(f), above, (v) any unpaid accrued Vacation Payment to which Employee was entitled as of the date of such termination and any accrued unpaid Other Vacation Payment, (F) an amount equal to the Incentive Bonus, if any, that would have been payable to Employee for the Year during which such termination occurred determined as if had Employee been employed by the Company at the end of that Year, payable within sixty (60) days after the end of that Year, and (G) the Healthcare Amount.

(f)                 By Employee for Illness.  In the event that during the term hereof Employee becomes ill such that, in the written opinion of a physician reasonably acceptable to the Company, it would not be advisable for Employee to continue his employment with the Company hereunder, Employee may terminate his employment hereunder upon reasonable notice to the Company and, in such event, Employee shall not be deemed to have breached this Agreement as a result of such termination.  In the event of such termination by Employee, the Company shall have no further obligations to make payments or otherwise under this Agreement, except that the Company shall pay to Employee (i) within ten (10) days after the date of such termination (A) any unpaid accrued Base Salary, and (B) any Incentive Bonus, to which Employee was entitled as of the date of such termination, (ii) any amount due to Employee as of the date of such termination as, reimbursement of expenses under Section 3(f), above; (iii) any unpaid accrued Vacation Payment to which Employee was entitled as of the date of such termination and any Other Vacation Payment, and (iv) within sixty (60) days after the end of the Year in which such termination occurs, accrued unpaid Vacation Payment and an amount equal to the Incentive Bonus, if any, and any Other Vacation Payment which Employee would have been entitled to receive during the Year in which Employee terminated employment pursuant to this Section 5(f) determined as if had Employee been employed by the Company at the end of that Year.

(g)                Non-Renewal.  In the event that the employment of Employee hereunder continues for the full term of this Agreement and this Agreement is not renewed as of the date of termination of this Agreement for a period of at least one year on terms no less favorable to Employee, then Employee shall be entitled to receive from the Company, within fifteen (15) days after the date of such termination, an amount equal to (i) the Base Salary, in effect as of the date of termination of this Agreement; (ii) any unpaid accrued Incentive Bonus to which Employee was entitled on the date of termination and (iii) any amount due to Employee as of the date of termination as reimbursement of expenses under Section 3(f), above.

6.                  Non-Competition; Confidentiality; etc.  All references to the "Company" in this Section 6 shall include all Affiliates, where the context permits.

(a)                Acknowledgment.  Employee acknowledges and agrees that (i) in the course of Employee's employment by the Company, it has been necessary, and, in the future, it will continue to be necessary for Employee to acquire information which could include, in whole or in part, information concerning the sales, products, services, customers and prospective customers, sources of supply, computer programs, system documentation, software development, manuals, formulae, processes, methods, machines, compositions, ideas, improvements, inventions or other confidential or proprietary information belonging to the Company or relating to the affairs of the Company (collectively, the "Confidential Information"), (ii) the restrictive covenants set forth in this Section 6 are reasonable and necessary in order to protect and maintain such proprietary interests and the other legitimate business interests of the Company and that such restrictive covenants in this Section 6 shall survive the termination of this Agreement for any reason and (iii) the Company would not have entered into this Agreement unless such covenants were included herein.

(b)               Non-Competition.  Except as provided in the last sentence of this Section 6(b), Employee covenants and agrees that during the term of his employment with the Company and thereafter for a period of two (2) years, Employee shall not, on any vessel or within one hundred (100) miles of any venue where the Company is then conducting, or had in the then preceding two (2) years conducted, any part of its business, engage, directly or indirectly, whether as an individual, sole proprietor, or as a principal, agent, officer, director, employer, employee, consultant, independent contractor, partner or shareholder of any firm, corporation or other entity or group or otherwise in any Competing Business.  For purposes of this Agreement, the term "Competing Business" shall mean any individual, sole proprietorship, partnership, firm, corporation or other entity or group which offers or sells or attempts to offer or sell (i) spa services, skin or hair care products, or degree or non-degree educational programs in massage therapy, skin care or related courses or (ii) any other services then offered or sold by the Company. Notwithstanding the foregoing, (i) Employee is not precluded from (A) maintaining a passive investment in publicly held entities provided that employee does not have more than a five percent (5%) beneficial ownership in any such entity; or (B) serving as an officer or director of any entity, the majority of the voting securities of which is owned, directly or indirectly, by the Company (collectively, a "Permitted Activity"); and (ii) Employee shall only be restricted from involvement as aforesaid in the operational aspects of a cruise ship operator during the term of this Agreement and thereafter for a period of one (1) year.

(c)                Non-Solicitation of Customers and Suppliers.  Employee agrees that during his employment with the Company and thereafter for a period of two (2) years, he shall not, whether as an individual or sole proprietor, or as a principal, agent, officer, director, employer, employee, consultant, independent contractor, partner or shareholder of any firm, corporation or other entity or group or otherwise in any individual or representative capacity whatsoever, directly or indirectly, solicit the trade or business of, or trade, or conduct business with, any customer, prospective customer, supplier, or prospective supplier of the Company for any purpose other than for the benefit of the Company.

(d)               Non-Solicitation of Employees, Etc.  Employee agrees that during his employment with the Company and thereafter for a period of two (2) years, he shall not, whether as an individual or sole proprietor, or as a principal, agent, officer, director, employer, employee, consultant, independent contractor, partner or shareholder of any firm, corporation or other entity or group or otherwise in any individual or representative capacity whatsoever, without the prior express written consent of the Company, directly or indirectly, approach, counsel or attempt to induce any person who is then in the employ of, or then serving as independent contractor with, the Company to leave the employ of, or terminate such independent contractor relationship with, the Company or employ or attempt to employ any such person or persons who at any time during the preceding six (6) months was in the employ of, the Company.

(e)                Non-Disclosure of Confidential Information.  Employee agrees to hold and safeguard the Confidential Information in trust for the Company and its successors and assigns and only use the Confidential Information for purposes of performing his duties hereunder, and agrees that he shall not, without the prior written consent of the Board, misappropriate or disclose or make available to anyone for use outside the Company at any time, either during his employment hereunder or subsequent to the termination of his employment hereunder for any reason, any of the Confidential Information, whether or not developed by Employee, except as required in the performance of Employee's duties to the Company or as required by applicable law.  In the event that Employee is requested or required by, or under applicable law or court, or administrative order to disclose any of the Confidential Information, Employee shall provide the Company with prompt written notice of any such request or requirement so that the Company may seek a protective order or other appropriate remedy.  If Employee is legally compelled to disclose Confidential Information, Employee shall disclose only that portion of the Confidential Information which Employee is legally required to disclose.

(f)                 Non-Disclosure of Works and Inventions/Assignment of Patents.  Employee shall disclose promptly to the Company any and all works, publications, inventions, discoveries and improvements authored, conceived or made by Employee during the period of his employment with the Company and related to the business or activities of the Company (the "Rights"), and hereby assigns and agrees to assign all his interest therein to the Company or its nominee.  Whenever requested to do so by the Company, Employee shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain Letters of Patent or Copyrights, or similar documents or rights, of the United States or any foreign country or to otherwise protect the Company's interest in the Rights.  Such obligations shall continue beyond the termination of Employee's employment with the Company for any reason with respect to works, inventions, discoveries and improvements authored, conceived or made by Employee during the period of Employee's employment with the Company.

(g)                Return of Materials.  Upon the termination of Employee's employment with the Company, Employee shall promptly deliver to the Board all correspondence, drawings, blueprints, manuals, letters, notes, notebooks, financial records, reports, flowcharts, programs, proposals and any other documents concerning the Company's business, including, without limitation, its customers or suppliers or concerning its products, services or processes and all other documents or materials containing or constituting Confidential Information; provided, however, that nothing in this Section 6(g) shall require Employee to deliver to the Board any property that is owned by Employee and that contains no Confidential Information.

(h)                Limitation on Restrictions.  Notwithstanding anything to the contrary in this Section 6, the restrictions set forth in Sections 6(a) through 6(g), above, shall not apply if Employee terminates this Agreement under Section 5(d), above, unless Employee receives as a result of such termination the amount required to be paid to Employee pursuant to the last paragraph in Section 5(d), above, within thirty (30) days after the date of such termination above, in which case the restrictions in this Section 6 shall apply until the last date that this Agreement would have been in effect had it not been terminated as aforesaid.

(i)                  Status of Section.  The provisions of this Section 6 shall be construed as an agreement on the part of Employee, independent of any other agreement, and the existence of any claim or cause of action of Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the provisions of this Section 6.

(j)                 Employee Not Restricted.  Employee represents and warrants that Employee is not subject to any non-competition or other agreement that would restrict in any way Employee's ability to perform duties for the Company.

7.                  Non-Assignment; Successors; etc.  The Company may assign any of its rights, but not its obligations under this Agreement, without the prior written consent of Employee, which shall not be unreasonably withheld.  The successors of the Company shall be bound by the terms hereof, and where the context permits, references to the "Company" herein shall be deemed to refer to such successors.  Employee may assign his rights, but not his obligations, hereunder and the obligations of Employee hereunder, other than the obligations set forth in Section 1, above, shall continue after the termination of his employment hereunder for any reason and shall be binding upon his estate, personal representatives, designees or other legal representatives, as the case may be ("Heirs"), and all of Employee's rights hereunder shall inure to the benefit of his Heirs.  All of the rights of the Company hereunder shall inure to the benefit of, and be enforceable by the successors of the Company.

8.                  Advice of Counsel.  Employee acknowledges that during the negotiation of this Agreement, he has retained counsel of his choosing who has provided advice to Employee in connection with his decision to enter into this Agreement.

9.                  Notices.  Except as set forth in Section 5(c), above, any notices or demands given in connection herewith shall be in writing and deemed given when (i) personally delivered, (ii) sent by facsimile transmission to a number provided in writing by the addressee and a confirmation of the transmission is received by the sender or (iii) three (3) days after being deposited for delivery with a recognized overnight courier, such as FedEx, and addressed or sent, as the case may be, to the address or facsimile number set forth below or to such other address or facsimile number as such party may in writing designate:

If to Employee:

                                    10040 S.W. 141 Street

Miami, Florida  33176

If to the Company:

Leonard I. Fluxman

c/o Steiner Management Services

770 South Dixie Highway, Suite #200

Coral Gables, FL 33146

Facsimile Number:  (305) 372-9310

10.              Entire Agreement; Certain Terms.  This Agreement constitutes and contains the entire agreement of the parties with respect to the matters addressed herein and supersedes any and all prior negotiations, correspondence, understandings and agreements between the parties respecting the subject matter hereof, including, but not limited to all other agreements and arrangements relating to the payment of any compensation to Employee with respect to any services performed, or to be performed on behalf of the Company or any Affiliate.  Notwithstanding the preceding sentence, the Company hereby agrees to provide Employee with any remaining amounts otherwise payable to Employee pursuant to the terms of the Prior Agreement.  No waiver of any rights under this Agreement, nor any modification or amendment of this Agreement shall be effective or enforceable unless in writing and signed by the party to be charged therewith.  When used in this Agreement, the terms "hereof," "herein" and "hereunder" refer to this Agreement in its entirety, including any exhibits or schedules attached to this Agreement and not to any particular provisions of this Agreement, unless otherwise indicated.

11.              Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.              Governing Law, etc.  This Agreement shall be governed by and construed in accordance with the laws of Florida without regard to choice of law provisions and the venue for all actions or proceedings brought by Employee arising out of or relating to this Agreement shall be in the state or federal courts, as the case may be, located in Miami-Dade County, Florida (collectively, the "Courts"). Employee hereby irrevocably waives any objection which he now or hereafter may have to the laying of venue of any action or proceeding arising out of or relating to this Agreement brought in any of the Courts and any objection on the ground that any such action or proceeding in any of the Courts has been brought in an inconvenient forum.  Nothing in this Section 11 shall affect the right of the Company or an Affiliate to bring any action or proceeding against Employee or his property in the courts of other jurisdictions.  In the event of any litigation between the parties hereto with respect to this Agreement, the prevailing party therein shall be entitled to receive from the other party all of such prevailing party's expenses in connection with such litigation, including, but not limited, to reasonable attorneys' fees at the trial and appellate court levels.

13.              Severability.  It is the intention of the parties hereto that any provision of this Agreement found to be invalid or unenforceable be reformed rather than eliminated.  If any of the provisions of this Agreement, or any part thereof, is hereinafter construed to be invalid or unenforceable, the same shall not affect the remainder of such provision or the other provisions of this Agreement, which shall be given full effect, without regard to the invalid portions.  If any of the provisions of Section 6, above, or any portion thereof, is held to be unenforceable because of the duration of such provision or portions thereof, the area covered thereby or the type of conduct restricted therein, the parties hereto agree that the court making such determination shall have the power to modify the duration, geographic area and/or, as the case may be, other terms of such provisions or portions thereof, and, as so modified, said provisions or portions thereof shall then be enforceable.  In the event that the courts of any one or more jurisdictions shall hold such provisions wholly or partially unenforceable by reason of the scope thereof or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Company's rights provided for herein in the courts of any other jurisdictions as to breaches or threatened breaches of such provisions in such other jurisdictions, the above provisions as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

14.              Non-Waiver.  Failure by either the Company or Employee to enforce any of the provisions of this Agreement or any rights with respect hereto, or the failure to exercise any option provided hereunder, shall in no way be considered to be waiver of such provisions, rights or options, or to in any way affect the validity of this Agreement.

15.              Headings.  The headings preceding the text of the paragraphs of this Agreement have been inserted solely for convenience of reference and neither constitute a part of this Agreement nor affect its meaning, interpretation, or effect.

IN WITNESS WHEREOF, the parties have executed these presents as of the day and year first above written.

/s/_____________________________ Glenn Fusfield	STEINER LEISURE LIMITED By: /s/___________________________ Leonard I. Fluxman President and Chief Executive Officer